Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
        We have issued our reports dated February 29, 2016, with respect to the consolidated financial statements, schedules, and internal control over financial reporting of NorthStar Realty Finance Corp. included in its Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP
New York, New York
August 8, 2016